Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Contact:
Peter Olson
BUSINESS OBJECTS
+1 408 953 6320
peter.olson@businessobjects.com
Investor Contact:
Nina Camera
BUSINESS OBJECTS
+1 408 953 6138
nina.camera@businessobjects.com
BUSINESS OBJECTS COMPLETES INXIGHT ACQUISITION
SAN JOSE, Calif. and PARIS — July 5, 2007 —Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced it has closed the acquisition of privately-held Inxight Software, Inc., a leading provider of software solutions for unstructured information discovery, including text analytics, federated search, and data visualization. All customary closing conditions and shareholder approvals have now been completed. Financial details of the transaction were not disclosed.
The combination of Business Objects and Inxight Software will provide organizations with a comprehensive BI solution to address all of their data assets. With the combined technology, companies will have streamlined access to both structured information within databases and data warehouses, and unstructured information such as emails, documents, notes fields, and web content that is estimated to comprise more than 80 percent of all organizational data. Inxight brings a compelling combination of text analytics, federated search, and visualization capabilities to the BusinessObjects™ XI platform to enable customers to easily discover, manage, and analyze unstructured content inside and outside of their organization.
“The close of this acquisition is an important milestone for Business Objects and the entire business intelligence industry,” said John Schwarz, chief executive officer of Business Objects. “Business Objects has once again raised the bar, as the addition of Inxight to the Business Objects portfolio will further extend our already unsurpassed capabilities in the BI industry.”
“Federated search, text analytics, and unstructured data access are an important, and often untapped, source of knowledge for many companies,” continued Schwarz. “Business Objects is aiming to break down the barriers to full spectrum BI, and deliver the first solution that
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Business Objects Completes Inxight Acquisition

natively combines both structured and unstructured data across all areas of business intelligence — from enterprise information management to information discovery and delivery to performance management. This will enable our customers to combine both quantitative and qualitative information from within their business and from outside sources to gain a more complete and accurate view of their business.”
About Inxight Software
Inxight Software, Inc. is a leading provider of enterprise software solutions for information discovery. Using Inxight solutions, organizations can access and analyze unstructured, semi-structured and structured text to extract key information to enable business intelligence. Inxight is the only company that provides a complete, scalable solution enabling information discovery in more than 30 languages. The company has offices throughout the United States and Europe. For more information, visit www.inxight.com or call 1-408-738-6200 or +44 (0) 1252 761314.
About Business Objects
Business Objects has been a pioneer in business intelligence (BI) since the dawn of the category. Today, as the world’s leading BI software company, Business Objects transforms the way the world works through intelligent information. The company helps illuminate understanding and decision-making at more than 43,000 organizations around the globe. Through a combination of innovative technology, global consulting and education services, and the industry’s strongest and most diverse partner network, Business Objects enables companies of all sizes to make transformative business decisions based on intelligent, accurate, and timely information.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning the acquisition and integration of Inxight, Business Objects’ product and business strategies, including the products we acquired from Inxight, and the anticipated benefits to customers resulting from the acquisition. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, Business Objects’ ability to integrate Inxight successfully, to maintain and increase customer demand for the Inxight products, to realize anticipated financial benefits from the proposed acquisition and to retain key Inxight employees. More information about potential factors that could affect Business Objects is included in Business Objects’ Form 10-Q for the three months ended March 31, 2007, which is
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Business Objects Completes Inxight Acquisition

on file with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.
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